UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2007

NITRO PETROLEUM INCORPORATED
(Exact name of registrant as specified in charter)

NEVADA	98-0488493
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

260 – 7250 Express Way
Oklahoma City, OK	73132
(Address of principal executive offices)	(Zip Code)

405-728-3800
Issuer's telephone number

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 15, 2007, the Board appointed: (1) Sharon Farris to the position of Secretary and member of the Board of Directors of the Corporation; and (2) James Kirby to the position of a member of the Board of Directors of the Corporation.

Sharon Farris is an Administrative Assistant to the CEO and President of Nitro Petroleum, Inc., and worked in the oil and gas industry for the past several years. She has worked for Buccaneer Energy Corporation and HoCo, Inc. for the past two and a half years, working with the Oklahoma Corporation Commission, Oklahoma Tax Commission, Petroleum Engineers, Geologist, Landowners, and Attorneys, Crude Purchasers as well as various oil field workers. She was born and raised in Norman Oklahoma. She studied overseas at the International School in Islamabad Pakistan for two years and spent her last semester at Norman High School, where she graduated. She then attended the University of Oklahoma, graduating with a Bachelors of Arts and Science. She has over fifteen years of management experience and over five years as a Certified Manager Trainer.

James Kirby has 25 years in the banking industry. He currently serves as Vice President of First National Bank and Trust Co. Shawnee, Oklahoma for ten years. He was employed in the oil field industry during the oil boom of the eighties as a roustabout for Phillips and Sons Roustabout Services. He has served as President of the Harrah, Oklahoma Chamber of Commerce for two years and the YMCA Board of Directors for six years, Eastern Oklahoma County Area Vo-Tech Business Advisory Committee for two years and currently serves on the board of Leadership Shawnee for eight years. He has also held officer positions for many community and civic organizations. He attended Oklahoma State University before entering into his banking career.

The Company has not entered into employment agreements with neither Ms. Farris nor Mr. Kirby.

The Board of Directors of the Corporation is now composed of Mr. Wise, Mr. Thomas, Mr. Kirby and Ms. Farris.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITRO PETROLEUM INCORPORATED

/s/ Larry Wise
Larry Wise, President

Date: December 19, 2007